
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------                                                                    OMB APPROVAL
             FORM 3                                                                                 OMB Number:           3235-0104
--------------------------------                                                                    Expires:     September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response     .... 0.5



1. Name and Address of Reporting Person *

Commercial Electronics Capital Partnership, L.P.
   (Last)                   (First)                 (Middle)

375 Park Avenue, Suite 1604
                            (Street)

New York                    NY                        10152
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

1/28/99

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

Wiltek, Inc. ("WLTK")

5. Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


6. If Amendment, Date or Original (Month/Year)


7. Individual or Join/Group Filing (Check Applicable Line)

               Form filed by One Reporting Person
       -----
         X     Form filed by More than One Reporting Person
       -----


                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Common Stock                                               183,040                       D
----------------------------------------------  ------------------------------  -------------------  -----------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction 5(b)(v).                                    SEC 1473(8-92)


FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
Warrants                                              01/28/99     07/28/00         Common Stock                 375,000
Series A Convertible Preferred Stock                  01/28/99     01/28/02         Common Stock                 625,000
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------
            $1.00                       D
            $1.20                       D
----------------------------  ---------------------  ------------------------------------------------

Explanation of Responses:




**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


By: Electronic Investments, LLC
    Its General Partner

     /s/ Michael Schulhof                                  2/8/99
--------------------------------                      ----------------
** Signature of Reporting Person                            Date

Name: Michael Schulhof
Title: Managing Member
                                                                          Page 2
                                                                 SEC 1473 (8-92)